Exhibit 99.1

Date: May 11, 2022

News Release – Investor Update

Parks! America, Inc. Reports Q2 and YTD Fiscal 2022 Results

●	Q2 and YTD fiscal 2022 attendance based net sales decline 15.7% and 13.0%, respectively
●	YTD comparable 26-week attendance based net sales decrease 9.1%

PINE MOUNTAIN, Georgia, May 11, 2022 – Parks! America, Inc. (OTCPink: PRKA), today announced the results for its second fiscal quarter and six months ended April 3, 2022.

Second Quarter Fiscal 2022 Highlights

Reported total net sales for the fiscal quarter ended April 3, 2022 were $2.09 million, a decrease of $389,609, compared to $2.48 million for the fiscal quarter ended April 4, 2021. Attendance based net sales were $2.08 million, a decrease of $387,281 or 15.7%, and animal sales decreased by $2,328.

The Company reported a net loss of $51,690, or $0.00 per basic share and fully diluted share, for the fiscal quarter ended April 3, 2022, compared to net income of $538,048, or $0.01 per basic share and fully diluted share, for the fiscal quarter ended April 4, 2021, resulting in a net decrease of $589,738. The decrease in the Company’s second fiscal quarter net income is primarily attributable to lower attendance based net sales, and higher compensation, insurance, advertising, and general operating expenses, as well as higher cost of sales, and a gain on extinguishment of debt in the prior year, partially offset by higher other income, and lower interest expense and income taxes. Excluding the non-taxable gain on extinguishment of debt in the fiscal quarter ended April 4, 2021, net income decreased by $464,367.

Six Months Fiscal 2022 Highlights

The Company’s 2022 fiscal year will be comprised of 52-weeks, compared to its 2021 fiscal year which was comprised of 53-weeks. The extra week in the Company’s 2021 fiscal year occurred in the three months ended January 3, 2021. As such, attendance based net sales analyses for the six months ended April 3, 2022 will include comparable 26-week sales comparisons, in addition to reported sales comparisons.

Reported total net sales for the six months ended April 3, 2022 were $4.03 million, a decrease of $672,050, compared to $4.70 million for the six months ended April 4, 2021. Reported attendance based net sales were $4.03 million, a decrease of $600,705 or 13.0%, and animal sales decreased by $71,345. On a comparable 26-week basis, attendance based net sales decreased by $404,100 or 9.1%.

The Company reported a net loss of $473,630, or $0.01 per basic share and fully diluted share, for the six months ended April 3, 2022, compared to net income of $765,983, or $0.01 per basic share and fully diluted share, for the six months ended April 4, 2021, resulting in a net decrease of $1.24 million. The decrease in the Company’s net income for the six months ended April 3, 2022 is primarily attributable to lower attendance based net sales and lower animal sales, and higher special event, compensation, advertising, insurance, and general operating expenses, as well as higher cost of sales, and a gain on extinguishment of debt in the prior year, partially offset by higher other income, and lower interest expense and income taxes. Excluding the non-taxable gain on extinguishment of debt in the six months ended April 4, 2021, net income decreased by $1.11 million.

Balance Sheet and Liquidity

The Company had working capital of $3.98 million as of April 3, 2022, compared to $5.70 million as of October 3, 2021 and $3.97 million as of April 4, 2021. The Company had total debt of $5.62 million as of April 3, 2022, compared to $5.66 million as of October 3, 2021 and $6.80 million as of April 4, 2021. The Company’s debt-to-equity ratio was 0.40 to 1.0 as of April 3, 2022, compared to 0.39 to 1.0 as of October 3, 2021 and 0.54 to 1.0 as of April 4, 2021.

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Fiscal 2022 Commentary

“Our results of operations for the fiscal second quarter ended April 3, 2022 reflect a number of factors,” commented Dale Van Voorhis, Chairman and CEO. “We believe our attendance based net sales were negatively impacted by wetter and cooler weather, particularly during March, at the beginning of our traditional busy season. Planned investments in higher base compensation levels and advertising, as well as general expense inflation, also negatively impacted results of operations for our fiscal second quarter ended April 3, 2022.

“During our 2022 fiscal year, we are reinvesting a significant portion of the strong cash flows we generated over the past two fiscal years in areas we believe will payoff over the long term. As noted in our fiscal first quarter release, these investments include increasing our advertising spend, adding promotional events, increasing base compensation levels, and adding several full-time positions at our Georgia Park. In addition, our plans involve nearly $3.0 million of capital investments across our three Parks, including a new giraffe exhibit at our Georgia Park, which we believe will be the new showcase attraction at this facility. We are prudently managing these capital investments in the current supply-chain and inflationary environment, which will likely cause some of the capital investment projects to be completed later than our initial plans. I am pleased to report we are seeing early benefits from these projects, including positive reactions from visitors to our parks.

“On a comparable 26-week basis, our attendance based net sales for the six months ended April 3, 2022 decreased $404,100 or 9.1%. We believe several factors contributed to this decline, including wetter and cooler weather conditions particularly in our fiscal second quarter. We also believe we are experiencing some impact as more family entertainment options are open this year compared to last year. It remains important to note that in comparison to the pre-COVID-19 comparable 26-weeks in our 2019 fiscal year, combined attendance based net sales for our Georgia and Missouri Parks increased 41.2%,” commented Mr. Van Voorhis. “We believe this comparison to the most complete pre-COVID-19 period continues to illustrate that we have established a strong higher foundation of attendance based net sales on which to continue to build our business for the future. I am also pleased to note in attendance based net sales for the first five weeks of our 2022 fiscal year third quarter are down only 2.9% versus the comparable 2021 fiscal year period.

“Historically, the second half of our fiscal year generates upwards of two-thirds of our annual sales. So, while we are somewhat disappointed by our fiscal second quarter results, we remain focused on delivering a strong 2022 fiscal year and making investments we believe will continue to establish a strong foundation on which to grow our business for many years to come. As always, I want to thank the team at each of our Parks and our investors for your continuing support, and we welcome you to stop in for a visit at anyone of our Parks when you are in the vicinity.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, as well as the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas, which was acquired on April 27, 2020.

Additional information, including our Form 10-K for the fiscal year ended October 3, 2021, is available on the Company’s website, http://www.animalsafari.com.

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Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. Additional risks have been added to the Company’s business by the near-term and long-term impacts of the COVID-19 pandemic on the operations of its Parks, including customers perceptions of engaging in the activities involved in visiting its Parks, its ability to hire and retain associates in light of the issues posed by the COVID-19 pandemic, and its ability to maintain sufficient cash to fund operations due to the potential negative impact on its revenues associated with disruptions in demand as a result of the pandemic. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized, and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2021.

Contact: Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

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PARKS! AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months and Six Months Ended April 3, 2022 and April 4, 2021

	For the three months ended		For the six months ended
	April 3, 2022	April 4, 2021	April 3, 2022	April 4, 2021
Net sales	$2,084,452	$2,471,733	$4,026,503	$4,627,208
Sale of animals	2,122	4,450	4,829	76,174
Total net sales	2,086,574	2,476,183	4,031,332	4,703,382

Cost of sales	342,641	309,852	625,677	569,847
Selling, general and administrative	1,556,859	1,337,649	3,533,656	2,737,494
Depreciation and amortization	192,575	172,807	385,650	340,007
(Gain) loss on disposal of operating assets	-	26,046	(18,000)	30,721
(Loss) income from operations	(5,501)	629,829	(495,651)	1,025,313

Other income, net	19,386	12,755	46,292	27,319
Gain on extinguishment of debt	-	125,371	-	125,371
Interest expense	(67,775)	(84,207)	(136,671)	(175,620)
(Loss) income before income taxes	(53,890)	683,748	(586,030)	1,002,383

Income tax (benefit) provision	(2,200)	145,700	(112,400)	236,400
Net (loss) income	$(51,690)	$538,048	$(473,630)	$765,983

(Loss) income per share - basic and diluted	$(0.00)	$0.01	$(0.01)	$0.01

Weighted average shares outstanding (in 000’s) - basic and diluted	75,168	75,112	75,146	75,065

PARKS! AMERICA, INC. AND SUBSIDIARIES

ATTENDANCE BASED NET SALES BY PARK

	Reported				Comparable 26-Weeks
	For the three months ended		For the six months ended		For the six months ended
	April 3, 2022	April 4, 2021	April 3, 2022	April 4, 2021	April 3, 2022	April 4, 2021
Georgia	$1,338,459	$1,605,327	$2,646,899	$3,129,903	$2,646,899	$2,997,352
Missouri	232,712	319,649	500,107	532,827	500,107	507,708
Texas	513,281	546,757	879,497	964,478	879,497	925,543
Total attendance based net sales	$2,084,452	$2,471,733	$4,026,503	$4,627,208	$4,026,503	$4,430,603

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PARKS! AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of April 3, 2022, October 3, 2021 and April 4, 2021

	April 3, 2022	October 3, 2021	April 4, 2021
ASSETS
Cash	$4,674,618	$6,654,348	$5,640,643
Accounts receivable	10,930	4,469	-
Inventory	562,291	314,103	344,671
Prepaid expenses	446,935	175,248	118,002
Total current assets	5,694,774	7,148,168	6,103,316

Property and equipment, net	14,585,942	13,806,868	13,978,878
Right of use asset, net	309,661	-	-
Intangible assets, net	10,416	10,966	10,966
Other assets	15,974	15,974	12,144
Total assets	$20,616,767	$20,981,976	$20,105,304

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable	$293,096	$221,414	$140,689
Other current liabilities	549,188	531,347	628,258
Current portion of finance lease obligation	157,344	-	-
Current portion of long-term debt, net	715,799	699,483	1,362,097
Total current liabilities	1,715,427	1,452,244	2,131,044

Long-term portion of finance lease obligation	151,312	-	-
Long-term debt, net	4,597,203	4,960,180	5,437,271
Total liabilities	6,463,942	6,412,424	7,568,315

Stockholders’ equity
Common stock	75,227	75,124	75,124
Capital in excess of par	4,987,762	4,934,212	4,934,212
Treasury stock	-	(3,250)	(3,250)
Retained earnings	9,089,836	9,563,466	7,530,903
Total stockholders’ equity	14,152,825	14,569,552	12,536,989
Total liabilities and stockholders’ equity	$20,616,767	$20,981,976	$20,105,304

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